Exhibit 99.1

RMS Medical Products Posts Strong Results for Four-Month Period Ending June 30, 2017

RMS Medical Products reports double digit percentage growth in net sales both domestically and internationally, along with reduced SG&A including professional fees for the four-month period ending June 30, 2017.

CHESTER, NY / July 27, 2017 / Repro Med Systems, Inc. dba RMS Medical Products (OTCQX: REPR) today announced the latest financial results for the four-month period ending June 30, 2017.

This report encompasses the period since the Company’s fiscal year ending on February 28, 2017. To accommodate the change from fiscal year ending February 28 to a calendar fiscal year ending December 31, this report includes both a four-month period (ended June 30, 2017) and a three-month period (ended May 31, 2017). The Company will report one-time, transitional financial information for the month of March 2017 and the quarter April through June 2017 on Form 10-Q in August 2017.

Highlights March 1 – June 30, 2017

31.1% Increase in Net Sales

•	$5,339,076 compared with $4,072,193 for the same period last year

•

The increase is driven principally by organic growth with our existing customers both domestically and internationally.  Part of the increase was the result of the backorders of $0.4 million from the period ended February 28, 2017, which were filled during the four months ended June 30, 2017.  Excluding these backorders the net sales increase was 21.6% for the four month period ending June 30. The launch of a new drug generated increased needle sales as customers built inventory, two large pump orders were accelerated forward into this period and last year included a large return of product related to the market withdrawal.

25.0% Increase in Gross Profit

•	$3,270,095 compared with $2,616,826 for the same period last year

•

This increase in the quarter was mostly driven by the increase in net sales, partially offset by higher production costs related to increased scrap during quality inspections as we work to implement a nondestructive testing protocol.  Additionally, we had higher sterilization costs due to more frequent cycles required to meet demand and backlog and increased shipping costs due to the backlog.  We also had higher salary and related benefits costs from overtime and the addition of a second shift to meet increased demand.

Increase in Net Income

•	$360,833 net income compared to a net loss of $205,882 for the same period last year

5.6% Decrease in Expenses

•	$2,778,112 as compared with $2,941,717 for the same period last year

•

Decreases in selling, general and administrative expenses were the result of a significant reduction in legal fees related to our litigation and FDA regulatory efforts.  We are making every effort to manage the spend on professional fees while making sure we do whatever is necessary to achieve a positive outcome regarding our litigation and FDA matters. We also had reductions in sales and marketing driven by reduced recruiting, lower consulting fees related to website redesign last year, timing of spend this year on marketing initiatives and lower salary and related costs due to attrition.  Offsetting these savings were increased costs in our regulatory department due to headcount to support our regulatory compliance requirements.

March 1 – May 31, 2017

The factors contributing to the three month results were substantially the same as those contributing to the four month results.

Net Sales:  $3,866,910, an increase of 29.3% compared with $2,990,166 in the same quarter last year

Gross Profit: $2,407,008, an increase of 24.3% compared with $1,936,812 in the same quarter last year

Net Income: $286,995 net income compared to a net loss of $233,314 for the same quarter last year

Expenses: $2,024,056, a decrease of 12.2% compared with $2,306,414 for the same period last year

We continue to work with the FDA to resolve our regulatory matters.  Andy Sealfon, RMS Chief Executive Officer commented, “The FDA renewed our Certificate to Foreign Government which is used to communicate to foreign governments that the FDA has certified that RMS meets good manufacturing practices and quality system regulations.”

Eric Bauer, RMS Chief Operating Officer commented, “We delivered sales growth both domestically and internationally, ramped up production to keep pace with demand and found ways to lower costs.  We received registrations in new countries, launched our new flow controller in Europe and started several clinical trials with drug companies.”

Bauer added, “We have launched a new marketing campaign, redesigned our packaging and entered the social media world to help extend our brand awareness.  We plan to continue to focus on global sales growth, cost control and new product development.”

The Company manufactures medical products used for infusions and suctioning. The Infusion product portfolio currently includes the FREEDOM60® and our latest FreedomEdge® Syringe Infusion Pumps, RMS Precision Flow Rate Tubing™ and RMS HIgH-Flo™ Subcutaneous Safety Needle Sets. These devices are used for infusions administered in professional healthcare settings as well as at home. The Company’s RES-Q-VAC® line of medical suctioning products is used by emergency medical service providers in addition to a variety of other healthcare providers.

The Company’s website may be visited at www.rmsmedicalproducts.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes”, “belief”, “expects”, “intends”, “anticipates”, “will”, or “plans” to be uncertain and forward looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission.  The results of operations for the four months ended June 30, 2017 are not necessarily indicative of the results to be expected for the full year.

For more information please call:

Jon Di Gesu

800 Meters

603-770-5731; jon@800Meters.net

SOURCE: RMS Medical Products

SELECTED FINANCIAL RESULTS

	For the Three Months Ended		For the Four Months Ended
	May 31		June 30
	2017	2016	2017	2016

NET SALES	$3,866,910	$2,990,166	$5,339,076	$4,072,193
Cost of goods sold	1,459,902	1,053,354	2,068,981	1,455,367
Gross Profit	2,407,008	1,936,812	3,270,095	2,616,826

OPERATING EXPENSES
Selling, general and administrative	1,921,590	2,179,590	2,643,043	2,773,202
Research and development	25,297	56,668	32,712	71,938
Depreciation and amortization	77,169	70,156	102,357	96,577
Total Operating Expenses	2,024,056	2,306,414	2,778,112	2,941,717

Net Operating Profit/(Loss)	382,952	(369,602)	491,983	(324,891)

Non-Operating Income/(Expense)
Loss on currency exchange	51,898	15,633	54,659	12,333
Interest and other income	517	754	743	1,073
TOTAL OTHER INCOME (EXPENSE)	52,415	16,387	55,402	13,406

INCOME (LOSS) BEFORE TAXES	435,367	(353,215)	547,385	(311,485)

Income Tax (Expense) Benefit	(148,372)	119,901	(186,552)	105,603

NET (LOSS) INCOME	$286,995	$(233,314)	$360,833	(205,882)

NET INCOME (LOSS) PER SHARE

Basic	$0.01	$(0.01)	$0.01	$(0.01)
Diluted	$0.01	$(0.01)	$0.01	$(0.01)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING

Basic	37,746,731	38,006,667	37,824,189	37,965,370
Diluted	37,794,350	38,006,667	37,877,694	37,965,370